CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Form S-4 No. 333-215861) and Registration Statements (Form S-8 Nos. 333-194566, 333-202701 and 333-216374) of Castlight Health, Inc. of our reports dated January 18, 2017 and March 27, 2017, relating to our audits of the balance sheets of Jiff, Inc. as of December 31, 2015 and December 31, 2016, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended appearing in this Current Report on Form 8-K/A of Castlight Health, Inc. dated April 3, 2017.

/s/ Frank, Rimerman + Co. LLP

San Jose
May 19, 2017